Exhibit 10.42

2012 and 2013 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2012 Annual Base Salary (1)	2012 Targeted Bonus (as a % of 2011 Annual Base Salary)	2013 Annual Base Salary (2)	2013 Targeted Bonus (as a % of 2012 Annual Base Salary)
William M. Greenman President and Chief Executive Officer	$475,000	60%	$500,000	60%
Laurence M. Corash, M.D. Senior Vice President, Chief Scientific Officer	$390,113	35%	$399,866	40%
Howard G. Ervin (3) Vice President, Legal Affairs	$327,295	35%	$65,459	n/a
Chrystal N. Menard (4) Chief Legal Officer	$280,000	n/a	$280,000	35%
Kevin D. Green Vice President, Finance and Chief Financial Officer(5)	$263,780	35%	$279,607	35%
Caspar Hogeboom(6) President, Cerus Europe B.V.	$288,736	35%	$303,871	40%

(1)	Annual base salary was effective March 1, 2012, except for Ms. Menard, as discussed in footnote 4 below.

(2)	Annual base salary was effective March 1, 2013.

(3)	Mr. Ervin retired as the Chief Legal Officer effective December 3, 2012 and converted to part-time status, effective January 1, 2013.

(4)	Ms. Menard’s annual base salary for 2012 was effective December 3, 2012.

(5)	Mr. Green’s title changed from Vice President, Finance and Chief Accounting Officer to Vice President and Chief Financial Officer effective February 28, 2013.

(6)	Mr. Hogeboom’s title changed from General Manager, Cerus Europe to President, Cerus Europe B.V., effective March 1, 2012. Mr. Hogeboom’s 2012 annual base salary of €224,540 has been converted from Euros to United States dollar by applying an average exchange rate of €1 to $1.2859 for the year ended December 31, 2012. Mr. Hogeboom’s 2013 annual base salary of €230,153 has been converted from Euros to United States dollar using the exchange rate of €1 to $1.312, which was the exchange rate in effect on March 1, 2013.